EXHIBIT 10.2

$400,000July 15, 2008

PROMISSORY NOTE

FOR VALUE RECEIVED, Derek J. Leach, an individual with an address at Flat 2, 31 Palace Gate, London W 85 LZ, United Kingdom (hereinafter referred to herein as "Maker") promises to pay to the order of Information Systems Associates, Inc., 1151 SW 30th Street, Palm City, Florida, 34990 (hereinafter referred to as "Payee") the principal sum of Four Hundred Thousand Dollars ($400,000) as follows:

1. Payments.  Maker shall make four (4) equal payments of One Hundred Thousand Dollars ($100,000) to the Payee on or before the first day of each month beginning September 1, 2008 and ending December 1, 2008.  This note shall be a non-interest bearing note except in the event of default, in which case interest shall accrue at a rate equal to the statutory rate of interest on judgments in the State of Florida.

2. Place of Payment.  All payments of principal and interest to be made by Maker hereunder shall be made by check or wire transfer in lawful money of the United States of America without deduction, set-off or counterclaim, to Payee at 1151 SW 30th Street, Palm City, Florida, 34990, or to such other person or at such other place as Payee shall designate from time to time.

3. Offshore Stock Purchase Agreement (the “Agreement”).  This Note is given in connection with the Agreement of even date herewith and is subject to the terms and conditions of the Agreement.

4. Default.  Failure of Maker to pay any installment due under this Note within fifteen (15)  days of the date due constitutes default.

5. Presentment, Demand, etc..  Maker waive presentment, demand, protest, notice of protest, notice of dishonor, and any other notice or demand to which they might otherwise be entitled.

6. Modification.  No waiver or modification of the terms of this Note shall be valid unless in writing, signed by Maker and Payee. Any modification shall be valid only to the extent set forth in writing.

7. Partial Invalidity.  If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

8. Payee's Rights.  Upon default of any of Maker’s obligations under this Note or the Agreement, Payee may declare the entire unpaid balance due to Payee and may exercise any rights and remedies as provided under the Note and Agreement or as provided by law or equity.

9. Non-Waiver By Payee.  No failure by Payee to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by Payee or any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.  The rights and remedies of Payee as herein specified are cumulative and not exclusive of any other rights or remedies which Payees may otherwise have.

10. Remedies Cumulative.  The remedies of Payee provided in this Note and in the Agreement, or otherwise available to Payee at law or in equity shall be cumulative and concurrent and may be pursued singly, successively and together at the sole discretion of the Payee, and may be exercised as often as occasion therefore shall occur.  The failure to exercise any right or remedy shall in no event be construed as a waiver or release or remedy.

11. Notice.   Any notice required to be given under this Note shall be given by first class mail to Maker at Flat 2, 31 Palace Gate, London W 85 LZ, United Kingdom and to the Payee at 1151 SW 30th Street, Palm City, Florida, 34990.

12. General Provisions.  Upon any change in the terms of this Note, and unless otherwise expressly state in writing, the Maker shall not be released from liability.  The Maker agrees that Payee may renew or extend (repeatedly and for any length of time) this Note, or take any other action deemed necessary by Payee without the consent of or notice to anyone.

13. Assignment.  This Note shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.  Payee’s interests in and rights under this Note are freely assignable, in whole or in part, by Payee.  Maker may not assign his rights and interest hereunder without the prior written consent of Payee, and any attempt by Maker to assign without Lender’s prior written consent is null and void.  Any assignment of the Agreement shall not release Maker from his obligations under this Note.

14. Conflict Between Documents.  If the terms of this Note should conflict with the terms of the Agreement, the terms of this Note shall control.

15. Governing Law; Venue; Jurisdiction. This Agreement has been negotiated and is being contracted for in the United States, State of Florida.  It shall be governed by and interpreted in accordance with the laws of the United States and the State of Florida, regardless of any conflict-of-law provision to the contrary.  In any dispute arising out of or connected with this Agreement, the M Maker (a) consents to the exclusive jurisdiction of the courts of the State of Florida or the federal district court for Florida; (b) consents to the personal jurisdiction of such courts; and (c) waives any objection to personal jurisdiction or venue.

16. Attorney’s Fees.  If any legal action or other proceeding is brought for the enforcement of or to declare any right or obligation under this Note or as a result of a breach, default or misrepresentation in connection with any of the  provisions of this Agreement, or otherwise because of a dispute among the parties hereto, the prevailing party will be entitled to recover actual attorney’s fees (including for appeals and collection  and including the actual cost of in-house counsel, if any) and other expenses incurred in such action or proceeding, in addition to any other relief to which such party may be entitled.

17. Waiver of Jury Trial.  MAKER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING INVOLVING THIS AGREEMENT TO THE FULLEST EXTENT HE MAY LEGALLY AND EFFECTIVELY DO SO.

IN WITNESS WHEREOF, the undersigned has duly executed this Note as of the day and year first above written.

MAKER:

/s/ Derek J. Leach Derek J. Leach